Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Jennison Natural Resources Fund, Inc.:

We consent to the incorporation by reference, in this registration statement, of our report dated July 27, 2006 on the statement of assets and liabilities of Jennison Natural Resources Fund, Inc. (hereafter referred to as the “Fund”), including the portfolio of investments, as of May 31, 2006, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the three-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights” in the Prospectus and “Other Service Providers” and "Financial Statements" in the Statement of Additional Information.

KPMG LLP

New York, New York

July 28, 2006